                                                                     EXHIBIT 3.2


                              LOEFF CLAEYS VERBEKE


TRUE COPY OF THE DEED OF AMENDMENT OF THE
ARTICLES OF ASSOCIATION OF:
GLOBAL TELESYSTEMS EUROPE B.V.
(formerly known as: Hermes Europe Railtel B.V.), having its seat in Amsterdam, executed on 22 October 1999, before Mr. A.D.G. Heering, civil-law notary in Amsterdam, including a fair English translation and the integral text of the articles of association.

                              LOEFF CLAEYS VERBEKE

The undersigned,

Aart Daniel Gerard Heering, civil-law notary, officiating in Amsterdam;

certifies that the attached document is a fair English translation of the deed of amendment of the articles of association of:

GLOBAL TELESYSTEMS EUROPE B.V.
(formerly named: Hermes Europe Railtel B.V.)
with registered office in Amsterdam.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in this translation, and if so the Dutch text will by law govern.

Amsterdam, 15 November 1999

[SEAL]

                              LOEFF CLAEYS VERBEKE

                                                                 EFR.ea.991.4958

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

AMENDMENT OF THE ARTICLES OF ASSOCIATION OF A PRIVATE COMPANY WITH LIMITED LIABILITY.
(Hermes Europe Railtel B.V.)

On the twenty-second day of October nineteen hundred and ninety-nine appeared before me, Aart Daniel Gerard Heering, civil law notary officiating in
Amsterdam: ____________________________________________________________
Mr. Edwin Foeke Renes, with office address at 1077 AB Amsterdam. Apollolaan 15, born in Amsterdam on the twenty-second day of May nineteen hundred sixty-nine.
______________________________________________________________________________
The appearer has declared that the general meeting of shareholders of the private company with limited liability: _______________________________________
HERMES EUROPE RAILTEL B.V., with registered seat in Amsterdam and with offices at 1077 XX Amsterdam, Strawinskylaan 425, filed with the Trade Register at the Chamber of Commerce under file number: 33267935, has resolved on the twenty-second day of October nineteen hundred and ninety-nine to partially amend the articles of association of the company as stated hereinafter as well as to authorize the appearer to execute this deed of amendment of the articles of association of which resolutions appear from the shareholder's resolution attached to this deed. ________________________________________________________
The appearer has also declared that the articles of association of the above mentioned company were amended lately on the fifteenth day of January nineteen hundred ninety-nine by notarial deed of amendment executed before a deputy of A.D.G. Heering, aforementioned, on which deed the ministerial declaration of no objections was granted on the twenty-ninth day of December nineteen hundred ninety-eight under number B.V. 458.569. _______________________________________
The articles of association have not been amended since. ______________________ In order to execute said resolution to amend the articles of association, the appearer has declared to amend the articles 1 and 12, paragraph 1, of the articles of association as follows: ___________________________________________

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                    L O E F F   C L A E Y S   V E R B E K E

                                                                               2

Name and seat.-----------------------------------------------------------------

Article 1.---------------------------------------------------------------------

The company's name is: Global TeleSystems Europe B.V. and the company shall have its seat in Amsterdam.----------------------------------------------------

Boards.------------------------------------------------------------------------

Article 12.--------------------------------------------------------------------

1. The company shall have a Board of Managing Directors and a Board of Supervisory Directors, the members of which shall be appointed by the general meeting which may at all times suspend or remove them from office. The number of Supervisory Directors, to be determined by the general meeting, shall be at least two. The number of Managing Directors, also to be determined by the general meeting, shall be at least one.--------------

On a true copy of this deed the ministerial declaration of no objections shall be applied for under number B.V.458.569. This amendment of the articles of association shall gain full legal effect no earlier then the day the Ministry of Justice grants the declaration of no objections.----------------------------

The appearer is known to me, civil law notary.---------------------------------

This deed----------------------------------------------------------------------
drawn up to be kept in the civil law notary's custody was executed in Amsterdam on the date first above written.-----------------------------------------------

Before reading out, a concise summary of the contents of this instrument was given to the appearer and elucidated.------------------------------------------

He then declared that he had noted the contents, agreed with the contents and did not want a full reading thereof. Thereupon, after limited reading, this instrument was signed by the appearer and by me, civil law notary.-------------

(Signed: E.F. Renes, A.D.G. Heering).------------------------------------------

INTEGRAL TEXT OF THE
ARTICLES OF ASSOCIATION OF GLOBAL TELESYSTEMS EUROPE B.V.:
(formerly named: Hermes Europe Railtel B.V.)
with seat in Amsterdam.

                            ARTICLES OF ASSOCIATION
                       OF GLOBAL TELESYSTEMS EUROPE B.V.
                 (FORMERLY KNOWN AS HERMES EUROPE RAILTEL B.V.)

The articles of association of the company have recently been amended by deed of amendment of the articles of association executed on 22 October 1999
Mr. A.D.G. Heering, civil law notary, officiating in Amsterdam, on which deed the ministerial declaration of no objections has been granted 8 November 1999, by decree number B.V. 458.569.

                                 Name and Seat.
                                   Article 1.

The Company's name is Global TeleSystems Europe B.V. and the company shall have its seat in Amsterdam.

                                    Objects.
                                   Article 2.

1.    The objects of the Company are:

      a. to promote, develop, implement and turn to account digital communication networks and systems, particularly in the area of and/or, inter alia, departing from railway infrastructure;

      b. to participate in, to administer and/or manage and finance other enterprises and to have an interest, in whatever way, in other enterprises, as well as to guarantee the debts of third parties;

      c. all that is related or conducive to the objects, mentioned under a. and b.

2. When performing activities in the general course of affairs in the company, the working language is the English language.

                                    Duration.
                                   Article 3.

The Company has been established for an indefinite period of time.

                                    Capital.
                                   Article 4.

1. The authorized capital of the Company amounts to two hundred ninety seven million Dutch guilders (NLG 297,000,000), and is divided into two hundred and ninety seven thousand (297,000) shares with a nominal value of one thousand Dutch guilders (NLG 1,000) each.

2. Upon issuance of new shares, the full nominal amount of each share must be paid in. The board of supervisory directors can stipulate that a part which should not exceed three quarters (3/4) of the nominal value, need only to be paid after the company has called it in. The board of supervisory directors has the authority to resolve that further payments on the shares - which do not exceed the full nominal amount - have to be called in.

      Prior to each single issuance the right of pre-emption may be limited or excluded in a general meeting of shareholders in which the entire issued capital is represented.

      Payment in foreign currency on shares, which are issued after incorporation of the company can be made only after the approval by the Company.

3. Shareholders shall have a pre-emption right to the shares to be issued and options on shares to be issued in proportion to the total nominal value of the shares held by each of them.

      However, individual shareholders shall not have a pre-emption right to shares, issued to employees of the Company or of a group company in virtue of a resolution of the general meeting or to shares.

4. Issue of shares with a pre-emption right and the term, during which it may be exercised, shall be notified in writing by the Company to all shareholders. A pre-emption right can be exercised during at least four weeks after the day the notice was received by all shareholders.

      If a shareholder has not complied with his obligation to pay the shares in time, he cannot execute the rights to meet and to vote in respect of his shares as long as he is default, and his right to dividends is deferred.

5. In order to subscribe or acquire shares in its capital or certificates of beneficial ownership thereof, the Company may only grant loans not exceeding the amount of the payable reserves and provided that the general meeting has granted its approval; the Company shall then keep a non-payable reserve to the amount of the outstanding loans.

6. The Company shall not cooperate in the issue of depositary receipts of shares in the Company.

7. Shares not yet issued shall be issued pursuant to a resolution of the Board of Supervisory Directors setting out all the terms of such issue.

                                     Shares.
                                   Article 5.

1. All shares shall be registered and shall be numbered consecutively from 1 on.

2. Neither share-certificates nor bearer certificates of beneficial ownership shall be issued in respect of shares.

                            Register of shareholders.
                                   Article 6.

1. The Board of Managing Directors shall keep a register into which the names and addresses of all the holders of shares are entered together with the nominal amount paid on every share, and the quantity and the numbers of the shares, held by every shareholder.

2. The register shall likewise contain the names and addresses of those who have a right of usufruct or a pledge with regard to such shares, stating to which rights attached to the shares they are entitled pursuant to paragraphs 7 and 8 of this article.

3. Every shareholder, usufructuary and pledgee, shall have the obligation to take care that his address is known to the Company.

4.    The register should be kept up regularly.

      Any entry in the register and any extract, as referred to in paragraph 5, shall be signed by the managing director.

5. Upon request, the Board of Managing Directors shall provide a shareholder, usufructuary or pledgee with a free extract from the register concerning his rights with respect to the shares.


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In case a right of usufruct or a pledge is established on a share, the register shall indicate who shall be entitled to the rights referred to in paragraphs 7 and 8 of this article.

6. The Board of Managing Directors shall deposit the register at the office of the Company for inspection by shareholders as well as by usufructuaries and pledges.

7. The shares may be encumbered with usufruct and a pledge. The voting right in respect of the shares shall, however, remain vested in the shareholder.

8. The usufructuary and the pledgee shall not have the rights conferred by law to the holders of depositary receipts of shares issued with the cooperation of the Company.

9. Rights ensuing from a share and aiming at the acquisition of shares, shall belong to the shareholder, provided that he shall compensate the usufructuary for the value thereof as far as the latter is entitled to such compensation pursuant to his right of usufruct.

                                   Article 7.

If a share is held jointly by more than one person, the Company may require that the joint holders shall grant one person a written power of attorney to represent them in their relations to the Company.

               Transfer and transition of shares (Blocking rules).
                                   Article 8.

1. Every transfer of one or more shares by a shareholder may only be effectuated in the way and with due observance of the provisions of this article and article 9. These provisions need not to be observed, if within a period of thirty days after the shareholder who wants to transfer, has requested for the permission, all shareholders have granted written permission for the transfer and, moreover, the transfer is effected within three months after the approval has been granted by all shareholders.

2. A shareholder intending to alienate one or more of his shares shall give notice thereof to the Board of Managing Directors and to the Board of Supervisory Directors, which notice shall be considered to be an offer for sale.

3. As soon as possible but no later than five working days after receipt of that notice, the Board of Managing Directors shall give relevant notice to all shareholders.

4. Within one month after the date of the notice to the shareholders, the shareholders shall inform the Board of Managing Directors, if they wish to take over either all the shares offered or part thereof.

5. If shareholders apply for a number of shares exceeding the number that is available, shares shall be allocated by the Board of Managing Directors as far as possible in proportion to the total nominal amount of shares held by each applicant and, insofar proportional distribution is impossible, to several applicants jointly.

6. As soon as it becomes clear that not all the shares offered are taken over by other shareholders, the offeror shall have the rights as hereinafter referred to in paragraph 13.

      Without the offeror being bound thereto in whatever way, within thirty days after receipt of the notice referred to in paragraph 2 the Board of Managing Directors may apply for the shares that are not taken over, on behalf of the Company.

      If the offeror wishes to accept, he may do so on the condition that the price to be paid be increased by the additional income tax due he has to pay as compared with the income tax to be paid in case of a sale to a third party.

7. Within thirty days after receipt of the notice referred to in paragraph 2, the Board of Managing Directors shall inform the offeror whether or not application was made for the shares and in the affirmative, inform him of the name(s) of the applicant(s) and the number of shares he/they wish(es) to buy, while at the same time the Board of Managing Directors shall inform the applicant(s) of the number of shares, allocated to him/them for the time being, pursuant to paragraph 5.

8. The price at which shares are to be transferred shall be fixed by the offeror and the applicant(s) by common agreement.

      If they fail to reach an agreement on the price within one month after the date of the informing notice referred to in the preceding paragraph, the price shall be the value of the offered shares as determined by an independent expert, to be appointed by the Chairman of the Chamber of Commerce and Industry of the district in which the Company has its principal office, upon request of the most diligent party. The expert so appointed shall take into account any bona fide offer made by a third party to purchase the shares, including the price and any other conditions of such offer.

9. The costs of valuation shall be paid by the Company, except in case the price determined by the expert is equal to or more than the price originally offered by the offeror, in which case the costs shall be borne by the party requesting the independent valuation.

      If the right referred to in paragraph 12 of the present article is made use of, half of the valuation costs shall be paid by the person who withdraws.

      The Company is obliged to provide the expert(s) with all the data relevant for the valuation, upon first request and without any delay, including the price and the conditions of the offer of a bona fide third party.

10. The expert shall inform the Board of Managing Directors of his decision. Within five working days after receipt of that decision, the Board of Managing Directors shall notify the same to the offeror and to the applicant(s).

11. After the price of all the shares has been determined, the offeror may demand that each of the applicants, provides security - by means of an irrevocable bank guarantee or otherwise - for the payment of the purchase price within a reasonable period of time.

12. The offeror shall always be entitled to withdraw his offer, provided he does so within one month after having been informed of the applicant(s) to whom he may transfer all the shares offered and at which price. Shares should be transferred within one month after the expiration of the term within which the offeror may withdraw, against payment of the purchase price.

13. If not all the shares offered are taken over or the above mentioned security, demanded by the offeror for the payment to him of the purchase price of all his shares, has not been granted, the offeror shall be entitled to withdraw in respect of all the shares offered, he may consider the purchase agreements and any transfer with respect to part of the shares as cancelled and he shall be free to transfer all the shares offered to whatever party he wishes, within three months after having been informed of the fact that there are no or not sufficient applicants or after it appeared that the security referred to above was not granted within the term fixed, provided that the transfer price is not lower than the price for which the shares were originally offered; in the event that the transfer price is lower, the shares shall be offered to the other shareholders first, in accordance with the rules as mentioned in this article and in article 9.

14. In case the offeror fails to co-operate with the transfer, notwithstanding payment or security for payment of the purchase price, the Company shall be irrevocably authorized to effectuate the transfer and to record the transfer in the register of shareholders.

15. All notices and communications referred to in this article shall be made by registered mail with postal receipt or by means of service of a writ.

16. The Board of Managing Directors is obliged to keep the Board of Supervisory Directors informed of the progress and the results of the actions meant in the present article.

                                   Article 9.

1. The shares of a shareholder, being a legal entity, which is dissolved, adjudicated bankrupt or has obtained a provisional official moratorium, and the shares being part of any community which is dissolved, shall be offered for sale by the person or persons entitled to transfer, within two months after the decease or dissolution referred to above or after any of the other events referred to above is irrevocably established, respectively after expiry of the term of two years referred to in paragraph 4 without the allotment mentioned therein being effectuated.

      As long as the transfer has not been effectuated, all the rights in respect of the shares involved may not be exercised.

2. The relevant provisions of article 8 - including paragraph 1 of that article - shall be applicable to the offer referred to above and the subsequent effectuation thereof, on the understanding however, that the offeror shall not be entitled to withdraw as mentioned in paragraph 12 of article 8 and in case no offer is made the Company shall also be irrevocably authorized to make an offer and to effectuate the transfer.

      If not all the shares thus offered are taken over, the shareholder shall be bound, however, to keep his shares and he shall be deprived of the right, provided for in paragraph 13 of article 8, to alienate the shares to whomever he wishes.

3. The obligation to make an offer shall not apply in case of allotment to the person who contributed the share or the shares to the community which has been dissolved.

4. The allotment referred to in the preceding paragraph shall be effectuated within two years after the dissolution and the Company shall be informed of the allotment within one month.

5. If, owing to the same legal fact, several persons are bound to offer, they shall be entitled to offer the shares concerned as one package.

                               Transfer of shares.
                                   Article 10.

1. The transfer of shares shall be effected in accordance with the applicable statutory regulations.

2. In case of allotment of shares as a result of a division of a community and in case of establishment and transfer of a right of usufruct or pledge on shares, paragraph 1 shall apply accordingly.

3. The provisions of this article can be only applied with regard to a transfer and allotment of shares and division of any community, if the provisions of article 8 and 9 have been observed.

              Acquisition and possession of shares by the Company.
                                   Article 11.

1. Unless the Company acquires shares for no value or under an universal title, the Company may, subject to prior authorization of the Board of Supervisory Directors and pursuant to a resolution of the general meeting, only acquire fully paid-up shares in its own capital, if:

      a. the shareholders' equity of the Company, decreased with the acquisition price, is not less than the paid-up and claimed part of the capital, increased with the reserves to be kept in accordance with the law or the Articles of Association;

      b. the nominal amount of the shares to be acquired and those already held by the Company and its subsidiaries jointly, amounts to no more than half of the issued share capital;

      c. in the event that the current financial year has ended more than six months ago - the annual accounts of the preceding year have been adopted. In this paragraph shares also include depositary receipts of shares.

            A subsidiary of the Company may not subscribe or cause the subscription for shares in the Company's capital for its own account. A subsidiary of the Company may only acquire such shares for its own account and on a particular basis of title insofar as the Company itself may acquire shares in its own capital pursuant to the provisions of this paragraph.

2. The Company cannot exercise voting rights in respect of shares, held by the Company itself, or of which it has a right of usufruct or a pledge.

      Such shares shall not be taken into consideration when calculating the distribution of profits or liquidation balance, unless a right of usufruct or a pledge has been established on those shares in favour of another person than the Company.

      The provision of the first sentence of this paragraph is accordingly applicable to shares held by subsidiaries of the Company or on which subsidiaries have a right of usufruct or a pledge.

3. Cancellation of shares held by the Company in its capital and cancellation after refunding of shares drawn by lot after drawing, is possible; resolutions with respect to cancellation shall be adopted in a general meeting of shareholders, convened with notification of the purpose of the cancellation and its procedure. A cancellation is not allowed to result in a paid and claimed part of the capital being lower than one/fifth part of the authorized capital or than the minimal capital prescribed by law at the moment of the resolution.

4. Shares held by the Company itself can only be alienated in the manner prescribed for issue of snares not yet issued.

      The articles 8 and 9 do not apply to this alienation.

                                     Boards.
                                   Article 12.

1. The Company shall have a Board of Managing Directors and a Board of Supervisory Directors, the members of which shall be appointed by the general meeting which may at all times suspend or remove them from office. The number of Supervisory Directors, to be determined by the general meeting, shall be at least two. The number of Managing Directors, also to be determined by the general meeting, shall be at least one.

      The general meeting shall determine the conditions of employment of the managing director and the remuneration of the managing director. The remuneration and/or compensation of Supervisory Directors shall also be determined by the general meeting.

      A legal entity can be a managing director but cannot be a Supervisory Director.

2. A person who has reached the age of seventy-two, cannot be appointed Supervisory Director. A Supervisory Director shall retire at the latest on the moment of the closing of the annual general meeting, held in the financial year, in which he will be seventy-two years old.

3. The nomination or recommendation or the appointment of a Supervisory Director shall comply with the legal requirements.

                   Board of Managing Directors; representation.
                                   Article 13.

1. The Board of Managing Directors shall be charged with the management of the Company in accordance with the Business Plan of the Company.

2. Each of the Managing Directors shall be fully qualified to represent the Company in court and otherwise.

3. The Company may grant one or more persons a limited or unlimited mandate to represent it.

4. The Board of Managing Directors needs the prior approval of the Board of Supervisory Directors for resolutions/actions:

      a.    to adopt and amend the Business Plan of the Company;

      b.    to adopt and amend the annual budget of the Company;

      c.    to incur expenses in excess of the adopted or amended annual budget;

      d. to take up loans to the charge of the Company outside the ordinary business activities, with the exception of drawings on the Company's account with a bank designated by the Board of Supervisory Directors, as a result of which the account is overdrawn to a sum not exceeding the amount previously determined by the Board of Supervisory Directors and communicated by it to that bank;

      e. to lend money outside the ordinary business activities, insofar as in consequence thereof any one debtor becomes indebted to the Company on account of money borrowed for a sum exceeding an amount to be determined by the Board or Supervisory Directors;

      f. to commit the Company for debts of third parties, under a guaranty or otherwise outside the ordinary business activities;

      g. to extend the Company's business by a new line of business and to discontinue - including the transfer of ownership or enjoyment of - the business of the Company or any part thereof;

      h. to alienate a considerable part of the assets of the Company, which for the purposes hereof shall include the alienation, in each individual case, except as part of the ordinary business activities, of assets which individually or jointly represent a value from time to time to be determined by the Board of Supervisory Directors;

                                   Article 14.

1. If a managing director is absent or prevented from acting, the remaining managing directors or the other managing director, shall be temporarily entrusted with the management of the Company. If all managing directors are, or the sole member managing director is, absent or prevented from acting, the management of the Company shall be temporarily entrusted with the Board of Supervisory Directors, with the authorization to assign temporarily the representation to one or more Supervisory Directors.

2. Save insofar as the employment conditions of the managing director are concerned, the Company may not enter into agreements with the managing director in his private capacity or with his (personal) relatives; for the purposes hereof, relatives shall include: the person with whom the managing director cohabits, whether or not in matrimony, and blood relations and relations by marriage of the managing director or those with whom he cohabits up to four times removed.

3. Transactions of the Company vis-a-vis the holder of all shares in the capital of the Company, or vis-a-vis a co-owner of a community of matrimonial property to which all shares in the capital of the Company belong, in which the Company is represented by that shareholder or by one of the joint owners shall be recorded in writing; shares held by the Company or its subsidiaries shall not be taken into account.

      This paragraph shall not apply to transactions which under the agreed terms thereof are part of the normal course of business of the Company.

                         Board of Supervisory Directors.
                                   Article 15.

1. The Board of Supervisory Directors shall supervise the management of the Board of Managing Directors and the general course of affairs in the Company and the Company's business.

      It shall assist the Board of Managing Directors and the general meeting on an advisory basis. When fulfilling their tasks the Supervisory Directors shall conform to the Company's interest and business.

2. One or more Supervisory Directors, to be appointed thereto by the Board of Supervisory Directors, shall always have access to the offices and premises of the Company and shall be entitled to inspect all its books and documents; the Board of Managing Directors is obliged to furnish the Board of Supervisory Directors with all data and information desired.

      The Board of Managing Directors shall timely furnish the Board of Supervisory Directors all information necessary to fulfil its task.

3. Unless the general meeting of shareholders has provided for it, the Board of Supervisory Directors shall charge an auditor - at the expense of the Company - with the auditing of the annual accounts, which auditor shall report the result of his audit in a statement and further shall inform the Board of Supervisory Directors and the Board of Managing Directors about his audit.

4. The Board of Supervisory Directors shall elect a chairman from among its members. The election as chairman shall be for one year.

5. The Board of Supervisory Directors shall meet twice a year at the office of the Company, unless the Board of Supervisory Directors should decide to meet elsewhere. The Board shall furthermore meet at the request of the chairman or at the request of the Board of Managing Directors.

      Meetings shall be called by the chairman of the Board of Supervisory Directors while enclosing an agenda in the English language. The two obligatory meetings shall be called at least four weeks in advance; other meetings shall be called within a reasonable term.

      The costs of the meetings and the transportation and subsistence costs of the Supervisory Directors incurred in connection with these meetings shall be reimbursed by the Company.

6. Proposals to be dealt with by the Board of Supervisory Directors may be submitted to the chairman by every Supervisory Director and by the Board of Management.

7. The Board of Supervisory Directors shall adopt resolutions at meetings by an absolute majority of votes in a meeting in which a majority of the Supervisory Directors is present or represented, but in the event that there are less than seven Supervisory Directors, the quorum shall be at least four Supervisory Directors, unless these Articles of Association require or allow a different form of decision-making; for the purposes hereof "meeting" shall include meeting by telephone or by video, provided the decision-making is recorded in writing before the resolution is implemented. Resolutions may be adopted outside meetings only if it has been shown that all the Supervisory Directors have stated to be in favour of the proposal concerned in writing; for the purposes hereof "in writing" shall also mean a message by telefax, telegram or any other means of communication, capable of transmitting written texts.

8. In case of one or more vacancy/vacancies in the Board of Supervisory Directors, the general meeting shall promptly fill such vacancy/vacancies.

                                General meetings.
                                   Article 16.

1. General meetings must be held in the municipality where the Company has its principal office or in the municipalities of Amsterdam or Haarlemmermeer; resolutions adopted in a general meeting, held in another municipality, can only be adopted validly, if the entire issued share capital is represented.

2. The annual meeting shall be held ultimately within six months after expiry of the financial year. In the annual meeting shall be adopted inter alia: the balance sheet and the profit and loss account with explanatory notes - hereinafter to be called jointly: the annual accounts -, covering the past financial year, and the distribution of profits, while the general meeting shall also deal with the written business report of the Board of Managing Directors on the past financial year, to be presented to it by that board, unless section 403, Volume 2 of the Civil Code is applicable.

3. Extraordinary general meetings shall be held as often as the Board of Managing Directors or the Board of Supervisory Directors desires, or upon written request of one or more shareholders, together representing at least one/tenth part of the issued capital, addressed to the Board of Managing Directors and the Board of Supervisory Directors and stating exactly the subjects to be dealt with. In that case the Board of Managing Directors or the Board of Supervisory Directors' shall be obliged to call a general meeting to be held within six weeks after receipt of this request. If no calling notification is sent within three weeks after receipt of the request, each requesting party may send a notification himself with due observance of the provisions of the law and this article.

4. If the annual meeting is not called, each shareholder may do so himself, likewise with due observance of the provisions of the law and this article.

5. Without prejudice to the provisions of the paragraphs 3. and 4., the notification, convening a general meeting, shall be sent by registered mail by the Board of Managing Directors to the addresses of the shareholders, as mentioned in the shareholders' register, at least fifteen days before the meeting is to be held. The day of mailing shall be regarded as the day of notification.

      Notifications shall contain the agenda.

      The receipt issued by the post office shall serve as evidence that the notification has been mailed.

6.    Meetings shall be presided by the chairman of the Supervisory Board.

7. Unless a notarial report of the business of the meeting is drawn up, minutes shall be drawn up of the business, transacted in each meeting by a secretary appointed by the chairman, who does not have to be a shareholder.

      The minutes shall be confirmed at the same or at the next meeting and are to be signed by the chairman and the secretary in office.

      The chairman of the meeting and each managing director or each of shareholder Supervisory Director can order at any time that a notarial report of the meeting shall be made for account of the Company.

8. The minute book shall be available at the offices of the Company for inspection by the shareholders. A copy of or an extract from the minutes of any meeting shall be supplied to each of them upon request and at a charge not exceeding cost.

9. Shareholders may also adopt resolutions without holding a meeting, provided the resolutions are adopted unanimously and votes are cast in writing by all shareholders. A resolution adopted in this way shall be deemed to be a resolution of the general meeting.

      In this paragraph votes cast by telefax, telegram or any other means of communication capable of transmitting written texts, shall likewise be considered as votes cast in writing.

                                 Article 17.

1. Shareholders may only be represented at meetings by proxy, duly authorized in writing.

2. With respect to the adopting of resolutions whereby the Company will grant rights or a release from obligations to particular persons, otherwise than in their capacity of shareholder or member of a body of the Company, valid votes on such resolutions may be cast by said persons, their spouses and their blood relatives in the direct line.

                                   Article 18.

1. Every share shall represent the right to cast one vote. Blank and invalid votes shall be deemed not to be cast. When determining to what extent shareholders vote, are present or represented, or to what extent the share capital is furnished or represented, shares, in respect of which the Articles of Association prescribe that in respect of those shares no vote can be cast, are not taken into account.

2. Voting in respect of business shall be verbally, voting in respect of persons by unsigned ballots, unless the meeting determines a different way of voting. Voting by acclamation shall be allowed as long as nobody is opposed thereto.

3. All resolutions shall be adopted by a two/third majority of votes in a meeting in which at least two/thirds of the shareholders is present or represented, unless the law or the Articles of Association prescribe a larger majority. If two/thirds of the shareholders is not represented in such meeting, a second meeting of shareholders will be called on a date which is at least five business days and no more than four weeks after the date of the first meeting of shareholders; in such second meeting resolutions on the subjects put before the first meeting of shareholders can be adopted with majority irrespective of the number of shareholders attending such second meeting.

4. In case votes are equally divided with regard to a proposal, on which a resolution may be adopted by a majority, the following rules shall apply:

      a. Within two weeks after the meeting referred to under (b) was held, the Board of Managing Directors of the Company shall be bound - unless the proposal hereinafter stated under (b) is adopted - to request the President of the Chamber of Commerce and Industry, within the jurisdiction of which the Company is situated, to appoint a committee of three experts which shall decide whether the proposal on which votes were equally divided, shall be adopted or rejected.

      b. As soon as there is an equal division of votes during a general meeting, the chairman of the meeting shall be obliged to bring up for discussion a new proposal aiming at not submitting the proposal, in respect of which during the discussions the votes were equally divided, to the committee of experts referred to under (a).

            In case such new proposal is adopted, the proposal on which the votes were equally divided, shall be rejected and, therefore, shall not be submitted to the committee of experts referred to above for decision;

            in case votes are equally divided on the new proposal, made by the chairman, that proposal shall be deemed to be rejected and the Board of Managing Directors of the Company shall therefore have the obligation referred to under (a).

      c. When taking its decision the committee shall first of all take into account the interests of the Company.

      d.    Its fees shall be paid entirely by the Company.

      e. After being appointed the committee shall render its decision as soon as possible and shall inform every shareholder and the Company of its decision in writing.

            The committee shall not take a decision before having heard all parties involved in the relevant proposal or at least before having summoned them properly.

            The members of the committee of experts shall render their decision as good men in equity. They shall establish proceeding rules themselves and may extend the term of their mandate. They may take advice from third parties. The members of the committee of experts shall have access to the offices and to other rooms of the Company and they shall be entitled to inspect all books, registers and other documents of the Company; moreover, the Board of Managing Directors is obliged to provide the members of the committee with every information they ask.

      f. The decision of the committee of experts shall be recorded in the minute book of the Company.

            A decision taken in the way described above, shall be considered as a resolution of the general meeting.

                Financial year, annual account and annual report.
                                  Article 19.

1.    The financial year of the Company coincides with the calendar year.

2. The Board of Managing Directors shall submit a budget for each financial year to the Board of Supervisory Directors for its approval.

3. Within five months after the expiration of each financial year, except in case of extension of this term by no more than six months by the general meeting based on extraordinary circumstances, the Board of Managing Directors shall draw up the annual accounts, and shall submit the same - provided with an advice thereto it took from the Board of Supervisory Directors - and the annual report to the general meeting within that, possibly extended, term.

4. The annual report and the annual accounts, signed by all managing directors and all Supervisory Directors, together with, in any case, besides other information prescribed by the law:

      a.    the statement of the auditor;

      b. a statement on the distribution of the profits or the assimilation of the losses, or as long as not yet determined, the proposal thereto, shall be available at the offices of the Company for inspection by all shareholders as from the day on which the annual meeting was called.

      Shareholders may obtain free copies of these documents.

5. The provisions of the paragraphs 3 and 4 of this article concerning the annual report and the information prescribed in virtue of the law, are not applicable, if section 403, Volume 2 of the Civil Code applies to the Company.

6. In case a signature of a managing director or a Supervisory Director is missing on the annual accounts, the reason thereof shall be mentioned in that document.

7. Unconditional adoption of the annual accounts shall discharge the Board of Managing Directors in respect or its acts in the past financial year and shall discharge the Board of Supervisory Directors in respect of the fulfillment of its task.

                      Profits and distribution of profits.
                                   Article 20.

1. Profits shall be established in accordance with generally accepted accounting standards.

2. The Board of Supervisory Directors shall determine whether profits made in any financial year shall be paid out partly or wholly, or added to the reserves.

3. The Board of Supervisory Directors can only resolve to pay out profits and/or reserves and the Company may only make payments out of profits and/or reserves open to payment, as far as the shareholders' equity of the Company exceeds the amount of the paid-up and claimed part of the capital, increased with reserves, to be kept according to the law;

4. Dividends shall be made payable within one month after the adoption of the annual account. The general meeting may determine that dividends shall be paid, wholly or partly, otherwise than in cash.

5. The Board of Supervisory Directors or, subject to approval of the Board of Supervisory Directors, the Board of Managing Directors is authorized to decide to make interim payments out of profits and/or reserves with due observance of the provisions of paragraph 3.

6. The claim to pay dividend shall lapse five years after the dividend was made payable.

                               Special Resolutions
                                   Article 21.

1. Resolutions to amend the Articles of Association, to merge the Company or to liquidate the Company require prior approval of the Supervisory Board.

2. When a proposal to amend the Articles of Association, to merge the Company or to dissolve the Company is made to the general meeting, this must be mentioned in the notification of the general meeting.

3. As regards an amendment of the Articles of Association, a copy of the proposal including the text of the proposed amendment must at the same time be deposited at the Company's offices for inspection by the shareholders and held until the end of that meeting.

                                  Liquidation.
                                   Article 22.

1. In case of dissolution of the Company the liquidation shall be executed by the Board of Managing Directors, unless the general meeting decides otherwise.

2. The remuneration, which shall be granted to liquidator(s) and persons lending assistance, if any, shall be determined simultaneously.

3. During the liquidation the provisions of the present Articles of Association shall exist in force as much as possible. The relevant provisions in respect of the Board of Managing Directors are then applicable to the liquidator(s) and the provisions in respect of Supervisory Directors are applicable to the persons lending assistance.

4. Any assets of the Company remaining after the liabilities of the Company have been satisfied shall be transferred to the shareholders in such a way that, as far as possible, first the nominal amount paid on each share shall be paid on that share to a maximum of the nominal value of that share, and any surplus then remaining shall be paid to the shareholders in proportion to the amount paid up by each of them in respect of the shares.

5. After the liquidation the books and other documents of the Company shall be kept by the person, thereto appointed by the liquidator(s), for the term, determined by law.

                                Final provision.
                                   Article 23.

In all cases not provided for in the present Articles of Association and/or the law, the general meeting shall decide.